EXHIBIT 4.1

                              CONSULTING AGREEMENT

      This Consulting Agreement is made effective this 22 day of November, 1998, by and between Bruce R. Goldman ("Consultant") and Proformix Systems, Inc. ("Client") with respect to the following:

      WHEREAS, Consultant has rendered valuable services to Client in connection with the negotiation, consolidation and/or settlement of certain debts and liabilities of the Company; and

      WHEREAS, Client desires to compensate Consultant for his services.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, Client and Consultant agree as follows:

      1. Engagement of Consultant.

      Client hereby retains Consultant to assist Client in the consolidation, negotiation and/or settlement of certain outstanding debts and liabilities of the Company which total approximately $500,000, and said Consultant has further agreed to purchase and assume said debts and liabilities as set forth on Schedule A attached hereto. The foregoing services collectively are referred to herein as the "Consulting Services." Client agrees that the Consulting Services shall be complete within 90 days from the date hereof.

      2. Compensation.

      (a) Client shall issue to Consultant, upon execution of this Agreement, 1,000,000 shares ("Shares") of the Client's Common Stock, valued at $.50 per share ("Share Price"). The Client agrees that the Shares will have been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 or other appropriate form, to be filed with the Securities and Exchange Commission.

      (b) During the one year period commencing on the date hereof, Client shall have the right to purchase all or part of the Shares from Consultant at a price of $.55 per share.

      (c) During the one year period commencing on the date hereof, Consultant shall have the right to sell the Shares to Client at a price of $.50 per share.

      (d) If the Consulting Services are not completed within 90 day from the date hereof, Consultant shall return the Shares to Client.





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      3. Term of Agreement, Extensions and Renewals.

      This  Agreement  shall have a term of twelve  months from the date hereof.
Client can terminate this Agreement in the event Consultant fails to follow Client's instructions. Client must advise Consultant that his actions or inactions are unacceptable and give Consultant a reasonable time to comply. If Consultant fails to comply, or at later times makes the same unacceptable action or inaction he can be terminated hereunder by Client' service of notice of termination to Consultant. In addition, Client can terminate this Agreement if in the reasonable judgment of its Board of Directors, Consultant's actions or conduct would make it unreasonable to require Client to retain Consultant. Such acts are limited to dishonesty, illegal activities, activities harmful to the reputation of the Client, activities which create civil or criminal liability for the Client. In the event of termination pursuant to this paragraph, the Client will be responsible to reimburse costs and expenses to Consultant as set forth in this Agreement.

      4. Nondisclosure of Confidential Information.

      In consideration for the Client entering into this Agreement, Consultant agrees that the following items used in the Clients business are secret, confidential, unique, and valuable, were developed by Client at great cost and over a long period of time, and disclosure of any of the items to anyone other than Client's officers, agents, or authorized employees will cause Client irreparable injury.

      A. Non public financial information, accounting information, plans of operations, possible mergers or acquisitions prior to the public announcement.

      B.    Customer lists, call lists, and other confidential customer data;

      C.    Memoranda,   notes,   records  concerning  the  technical  processes
            conducted by Client;

      D. Sketches, plans, drawings and other confidential research and development data or;

      E. Manufacturing processes, chemical formulae, and the composition of Client's products.


      5. Best Efforts Basis.

      Consultant agrees that he will at all times faithfully and to the best of his experience, ability and talents, perform all the duties that may be required of and from Consultant pursuant to the terms of this Agreement. Consultant does not guarantee that his efforts will have any impact on Client's business or that any subsequent financial improvement


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will result of Consultant's  efforts.  Client  understands and acknowledges that the success or failure of Consultant's efforts will be predicated on Client's assets and operating results.

      5. Client's Right to Approve Transactions.

      Client expressly retains the right to approve, in its sole discretion, each and every transaction introduced by Consultant that involves Client as a party to any agreement. Consultant and Client mutually agree that Consultant is not authorized to enter into agreements on behalf of Client.

      6. Place of Services.

      The Consulting Services contemplated to be performed by Consultant will be performed at locations selected by Consultant.

      7. Costs and Expenses.

      Client shall be responsible for all reasonable out-of-pocket expenses, travel expenses, third party expenses, filing fees, copy and mailing expenses that Consultant may incur in performing Consulting Services under this Agreement, provided that such expenses are authorized by the Client.

      8. Work Stoppage or Early Termination.

      Notwithstanding anything to the contrary contained herein, Client shall have the right at any time to direct Consultant to cease work or abandon its efforts on Client's behalf, and to refrain from commencing any new work or providing any further Consulting Services hereunder.

      9. Non-Exclusive Services.

      Client acknowledges that Consultant is currently providing services of the same or similar nature to other parties and Client agrees that Consultant is not prevented or barred from rendering services of the same nature or a similar nature to any other individual or entity. Consultant understands and agrees that Client shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by Consultant. Consultant will advise Client of its position with respect to any activity, employment, business arrangement or potential conflict of interest which may be relevant to this Agreement.

      10. All Prior Agreements Terminated.

      This Agreement constitutes the entire understanding of the parties with respect to the engagement of Consultant for the services set forth in Article 1 hereof and all


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prior agreements and  understandings  with respect thereto are hereby terminated and shall be of no force or effect.

      11. Representations and Warranties of Client.

      Client hereby represents and warrants to Consultant that:

      A. Corporate Existence. Client is a corporation duly organized and validly existing, under the laws of the State of Delaware, with corporate power to own property and carry on its business as it is now being conducted.

      B. No Conflict. This Agreement has been duly executed by Client and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which Client is a party or to which Client is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which Client is subject.

      C. Validity of Shares. The shares of Common Stock are and will be when issued, duly authorized, validly issued, fully paid, non-assessable, and free and clear of all liens and encumbrances.

      D. Authority. Client has the full legal right, power, authority and approval required to enter into, execute and deliver the shares of Common Stock and to fully perform all of its obligations hereunder.

      12. Representations and Warranties of Consultant.

      Consultant hereby represents and warrant to Client that:

      A. Form S-8. Consultant hereby represents that he has not engaged in any direct or indirect capital raising activities on behalf of the Client and/or its affiliates.

      B. Prior Experience. Consultant has extensive experience in the areas of the services he is to perform hereunder and has performed the services contemplated by this Agreement for the benefit of other client-companies.

      C. Information. No representation or warranty contained herein, nor a statement in any document, certificate or schedule furnished or


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            to be  furnished  pursuant to this  Agreement by  Consultant,  or in connection with the transaction contemplated hereby, contains or contained any untrue statement of material fact.

      D. Inside Information - Securities Laws Violations. In the course of the performance of his duties, Consultant may become aware of information which may be considered "inside information" within the meaning of the Federal Securities Laws, Rules and Regulations. Consultant acknowledge that his use of such information to purchase or sell securities of Client, or its affiliates, or to transmit such information to any other party with a view to buy, sell or otherwise deal in Client's securities is prohibited by law and would constitute a breach of this Agreement.

      E.    Agreement  Does  not  Contemplate  Corrupt  Practice,   Domestic  or
            Foreign. All payments under this Agreement constitute compensation for services performed and this Agreement any all payments, and the use of the payments by Consultant, do and shall not constitute an offer, payment or promise or authorization of payment of any money or gift to an official or political party of, or candidate for political office in any jurisdiction within or outside the United States. These payments may not be used to influence any act or decision of an official, party, or candidate to use his/her/its influence with a government to assist Client in obtaining, retaining, or directing business to Client or any person or other corporate entity. As used in this paragraph, the term "official" means any officer or employee of a government, or any person acting in an official capacity for or on behalf of any government; the term "government" includes any department, agency, or instrumentality of a government.

      F. Reliance upon Representations. The information provided pursuant to this Agreement may be relied upon by Client, as true and correct as of the date hereof. Further, Consultant represents as follows:

            (a) by reason of Consultant's knowledge and experience of financial and business matters in general, and investments in particular Consultant is capable of evaluating the merits and risks of this transaction and in bearing the economic risks of an investment in the Common Stock and the Client in general and fully understand the speculative nature of such securities and the possibility of such loss; and


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            (b)   Consultant  has  had  the  opportunity  to ask  questions  and receive answers concerning the terms and conditions of the shares to be issued hereby and reserved for issuance pursuant hereto, and to obtain any additional information which Client possess or can acquire without reasonable effort or expense that is necessary to verity the accuracy of information furnished; and

            (c) Consultant has been furnished with a copy of Client's most recent Annual Report on Form 10- KSB and all reports or documents required to be filed under Section 13(a), 14(a) and 15(d) of the Securities Exchange Act of 1934, including but not limited to quarterly reports on Form 10-QSB; and, in addition, that Consultant has been furnished with a brief description of the Client's capital structure and any material changes in Client's affairs that may not have been disclosed in the aforementioned documents.

      G. Subsequent Events. Consultant will notify Client if, subsequent to the date hereof, either party incurs obligations which could compromise its efforts and obligations under this Agreement.

      13. Consultant is not an Agent or Employee.

      Consultant's obligations under this Agreement consist solely of the Consulting Services described herein. In no event shall Consultant be considered to act as the employee or agent of Client or otherwise represent or bind Client. For the purposes of this Agreement, Consultant is an independent contractor. All final decisions with respect to acts of Client or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Client or such affiliates and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by Client as a consequence of such action or decisions.

      14. Miscellaneous.

      A. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of the parties hereto.


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      B.    Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

      C. Waiver. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act of occurrence shall not be deemed to be a consent to any other act of occurrence.

      D.    Assignment.

            (i) Neither this Agreement nor any obligation created by it shall be assignable by either party without the prior written consent of the other.

            (ii) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

      E. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal or when sent by facsimile transmission, charges prepared provided that the communication is addressed to the respective party at the place indicated on the first page of this Agreement or to such other person or address designed by the parties to receive notice.

      F. Headings and Captions. The headings of paragraph are included solely for convenience. If a conflict exists between any heading and the text of this Agreement, the text shall control.

      G. Entire Agreement. This Agreement annexed as an exhibit hereto contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement. This Agreement may


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            be executed in any number of  counterparts  but the aggregate of the counterparts together constitute only one and the same instrument.

      H. Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

      I. Controlling Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New Jersey.

      J. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover actual attorney's fee from the other party. The attorney's fees may be ordered by the court in the trial of any action described in this paragraph or may be enforced in a separate action brought for determining attorney's fees.

      K. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transactions described herein.

      L. Further Actions. At any time and from tie to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purpose of this Agreement.

      M. Indemnification. Client and Consultant agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant condition or agreement of the other party to this Agreement.


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      N.    No Third Party Beneficiary.  Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

      O. Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile a signed original of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date herein above written.

                                        PROFORMIX SYSTEMS, INC.

                                        By:/s/Jerry Swon
                                          --------------------------------
                                              Jerry Swon, President

                                        /s/Bruce R. Goldman
                                        ----------------------------------
                                        Bruce R. Goldman


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